Exhibit T3A.37
CERTIFICATE OF INCORPORATION
OF
OWNER-OPERATOR FINANCE COMPANY
     FIRST: The name of the Corporation is:
          Owner-Operator Finance Company (the “Corporation”).
     SECOND: The registered office of the Corporation in the State of Delaware is located at 1209 Orange Street, City of Wilmington, County of New Castle. The name of its registered agent in the State of Delaware at such address is The Corporation Trust Company.
     THIRD: The purpose of the Corporation is to engage, directly or indirectly, in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware as from time to time in effect.
     FOURTH: The total authorized capital stock of the Corporation shall be 3,000 shares of Common Stock, each share having a par value of one cent.
     FIFTH: The business of the Corporation shall be managed under the direction of the Board of Directors except as otherwise provided by law. The number of Directors of the Corporation shall be fixed from time to time by, or in the manner provided in, the Bylaws. Election of Directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.
     SIXTH: The Board of Directors may make, alter or repeal the Bylaws of the Corporation except as otherwise provided in the Bylaws adopted by the Corporation’s stockholders.
     SEVENTH: The Directors of the Corporation shall be protected from personal liability, through indemnification or otherwise, to the fullest extent permitted under the General Corporation Law of the State of Delaware as from time to time in effect.

     1. A Director of the Corporation shall under no circumstances have any personal liability to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director except for those breaches and acts or omissions with respect to which the General Corporation Law of the State of Delaware, as from time to time amended, expressly provides that this provision shall not eliminate or limit such personal liability of Directors. Neither the modification or repeal of this paragraph 1 of Article SEVENTH nor any amendment to said General Corporation Law that does not have retroactive application shall limit the right of Directors hereunder to exculpation from personal liability for any act or omission occurring prior to such amendment, modification or repeal.
     2. The Corporation shall indemnify each Director and Officer of the Corporation to the fullest extent permitted by applicable law, except as may be otherwise provided in the Corporation’s Bylaws, and in furtherance hereof the Board of Directors is expressly authorized to amend the Corporation’s Bylaws from time to time to give full effect hereto, notwithstanding possible self interest of the Directors in the action being taken. Neither the modification or repeal of this paragraph 2 of Article SEVENTH nor any amendment to the General Corporation Law of the State of Delaware that does not have retroactive application shall limit the right of Directors and Officers to indemnification hereunder with respect to any act or omission occurring prior to such modification, amendment or repeal.
     EIGHTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

     NINTH: The name and address of the incorporator of the Corporation are Philip L. McCool, 4000 Bank One Tower, 111 Monument Circle, Indianapolis, Indiana 46204.
     IN WITNESS WHEREOF, the undersigned, for the purposes of forming a corporation under the laws of the State of Delaware, does make, file and record this Certificate, and does certify that the facts herein stated are true, and has accordingly hereunto set his hand this 22nd day of March, 1999.

/s/ Philip L. McCool
Philip L. McCool, Incorporator

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